Exhibit 10.33

AUTOMOBILE RESIDUAL VALUE

INSURANCE POLICY

(the “Policy”)

BETWEEN

ACE BERMUDA INSURANCE, LTD.

Hamilton, Bermuda

(hereinafter “Company”)

AND

ACE CAPITAL RE LIMITED

Hamilton, Bermuda

(hereinafter “Insurer”)

PREAMBLE

WHEREAS, Gramercy Place Insurance, Limited (a single purpose licensed Cayman insurance company “Gramercy”) issued three insurance policies (the “Gramercy Policies”) to Toyota Motor Credit Corporation (“TMCC”) to insure TMCC against potential losses in respect of the residual value risk associated with a related identified pool of retail closed-end lease contracts for automobile and light duty trucks originated by authorized Toyota and Lexus vehicle dealers and assigned to and serviced by TMCC; and

WHEREAS, each Gramercy Policy will cover, subject to certain limitations and conditions, residual value losses equal to the amount, if any, by which (i) the adjusted residual values of leased vehicles under full term contracts that are included in the lease pool for such Gramercy Policy and are returned to TMCC during the related return period exceed (ii) the market values of such leased vehicles; and

WHEREAS, Gramercy will be obligated to make claim payments, if any due TMCC, under the first Gramercy Policy on October, 1999, under the second Gramercy Policy in October 2000, and under the third Gramercy Policy on October 2001 with a final settlement date of October 2002; and

WHEREAS, if aggregate net losses under the Gramercy Policies exceed a deductible (which is equal to approximately 9.0% of the aggregate residual values of the leased vehicles included in the related lease pools) then Gramercy will be liable for 90% of such excess losses up to the Gramercy Policy limits;

WHEREAS, Gramercy issued three classes of floating rate notes to investors to provide financing to enable Gramercy to satisfy its potential obligations to TMCC under the Policies; and

WHEREAS, GSI (“GSI”) and the Company (as counterparty) have entered into Swap Agreements involving US $25 million and US $8,000,000 of the US $122,470,000 Gramercy Class C-1 Floating Rate Notes, Series 1998-A; and

Gramercy Insurance from Ace Ins to ACE Cap Re

WHEREAS, the Company and the Insurer desire to transfer 100% of the rights and obligations of the Company under the Swap Agreements to the Insurer pursuant to this Policy;

NOW THEREFORE in consideration of the mutual covenants hereinafter contained and upon the terms and conditions hereinafter set forth, the Company and the Insurer agree as follows:

ARTICLE 1. DEFINITIONS

“Swap Agreements” shall mean the swap transactions entered into between GSI and the Company (as the Counterparty) set forth in:

(i)    Confirmation (Reference No. NUUS807830 (080000A00) (hereinafter the “First Confirmation”) and

(ii)   Confirmation Reference No. NUUS9052A0 (080000A00) (the “Second Confirmation”)

attached hereto respectively as Schedules 1 and 2 and made a part of this Policy.

ARTICLE 2. TERM OF POLICY

The “Term” of this Policy shall be the period incepting July 24, 1998 and ending on the date that the Company has no further liability under the Swap Agreements.

ARTICLE 3. BUSINESS COVERED

1.     Subject to all of the terms, conditions and limits of this Policy, the Insurer shall insure the Company during the Term in respect of one hundred percent (100%) of the Company’s liability under the Swap Agreements.

2.     This Policy shall be subject in all respects to the same rates, terms, conditions, interpretations, waivers, and the exact proportion of consideration paid to the Company as the respective Swap Agreements of the Company to which this Policy relates, the true intent of this Policy being that the Insurer shall, in every case to which this Policy applies, follow the fortunes of the Company under the Swap Agreements. This Policy shall be construed as an honorable undertaking between the parties hereto and shall not be defeated by technical legal constructions. However, nothing in this Policy shall be construed to expand the liability of the Insurer beyond what is specifically assumed under this Policy by creating rights of any third party, including without limitation GSI, TMCC, or Gramercy, in or under this Policy.

3.     Arbitration.  If any irreconcilable dispute shall arise between the Company and the Insurer with reference to the interpretation of this Policy (including, but not limited to, disputes concerning the formation or validity of the Policy), whether such dispute arises before or after termination of this Policy, such dispute, upon the written request of either party, shall be submitted to three arbitrators, one to be chosen by each party, and the third by the two arbitrators so chosen. Where a party fails to appoint an arbitrator within 14 days of being called upon to do so or where the two party-appointed arbitrators fail to appoint a third within 28 days of their appointment, then upon application ARIAS (UK) will appoint an arbitrator to fill the vacancy. At any time prior to the appointment by ARIAS (UK) the party or arbitrators in default may make such appointment. All arbitrators shall be active or retired disinterested officers of insurance or reinsurance companies or underwriters at Lloyd’s of London having relevant knowledge to the matters in dispute and not under the control of or otherwise affiliated with either party to this Policy.

Except as may be otherwise provided herein, the arbitrators shall promulgate rules to interpret this Policy under ARIAS Arbitration Rules. The arbitrators shall interpret this Policy as an honorable engagement rather than as a legal obligation and will make their award with the view to effecting the general purpose and intent of this Policy, rather than in accordance with the literal interpretation of this Policy.

The party requesting the arbitration shall submit its case to the arbitrators within forty five (45) days of the appointment of the third arbitrator. The party responding to the request for arbitration shall submit its case to the arbitrators within forty five (45) days of the receipt of the petitioner’s case. A hearing shall be held within thirty (30) days after receipt of the parties’ cases in writing. The arbiters shall render their decision within thirty (30) days after completion of the hearing. The decision in writing of any two arbiters, when filed with the parties hereto, shall be final and binding on both parties. Judgment may be entered upon the final decision of the arbitrators in any court having jurisdiction. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the third arbitrator and arbitration. Said arbitration shall take place in Hamilton, Bermuda, unless some other place is mutually agreed upon by the parties.

The procedures specified in this Article shall be the sole and exclusive procedures for the resolution of irreconcilable disputes between the parties arising out of or relating to this Policy.

4.     Currency.  All payments under this Policy shall be made in the currency of the United States of America.

5.     Errors and Omissions.  Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability that would attach to it under this Policy if such delay, omission or error had not been made if such delay, omission or error is rectified as soon as possible after discovery thereof.

6.     Assignment.  This Policy shall be binding upon and inure to the benefit of the Company and Insurer and their respective successors and assigns; provided that this Policy may not be assigned by either party without the prior written consent of the other party.

7.     Amendment.  This Policy may not be modified or amended except by mutual written consent of the parties. The Company shall not agree to any modifications of the Swap Agreements insured hereunder without the prior written consent of the Insurer.

8.     Insolvency.  The Insurer’s liability hereunder shall not increase or decrease as a result of the receivership, insolvency or inability to pay of the Company.

9.     Headings.  The headings preceding the text of the Articles of this Policy are intended and inserted solely for convenience of reference and shall not effect the meaning, interpretation, construction or effect of this Policy.

10.   Notices. As used in this Policy, Notice shall mean any and all notices, requests, demands or other communications required or permitted to be given hereunder, and all Notices shall be hand delivered, sent by confirmed facsimile transmission, mailed by first class certified mail, return receipt requested, or sent by an overnight delivery service, addressed to the party at its address set forth below or to such other address as such party may designate in writing:

If to the Company:

ACE Bermuda Insurance Ltd.

The ACE Building

30 Woodbourne Avenue

Hamilton HM 08

Bermuda

Attn: Andrew M. Gibbs, CFO & SVP

Fax: 441-292-8677

If to the Insurer:

ACE CAPITAL RE LIMITED

The ACE Building

30 Woodbourne Avenue

Hamilton HM 08

Bermuda

Attn: Carla Ranum, Vice President

Fax: 441-292-8677

11.   Intermediary.  There is no intermediary or broker to this Policy.

12.   Counterparts.  This Policy may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.   Each counterpart may consist of a number of copies hereof signed by less than both, but together signed by both, of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Policy to be executed in duplicate by their duly authorized representatives.

By and on behalf of:		By and on behalf of:

ACE BERMUDA INSURANCE LTD.		ACE CAPITAL RE LIMITED

By:	/s/ Andrew M. Gibbs	By:	/s/ [ILLEGIBLE]
	Name: Andrew M. Gibbs		Name: [ILLEGIBLE]
	Title: CFO.		Title: